UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
SmartFinancial, Inc.
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 25, 2022
Dear Shareholder,
You recently received SmartFinancial, Inc.’s (the “Company”) Notice of Internet Availability of Proxy Materials for the 2022 Annual Meeting of the Company’s Shareholders and the accompanying proxy card. Due to a printing error, the proxy card incorrectly stated that the Board of Directors recommends that you vote 3 YEARS on the proposal to vote on the frequency (either annual, biennial, or triennial) that shareholders of the Company will have a non-binding, advisory vote on the compensation of the Company’s named executive officers (“Proposal Number Four”).
Please be advised that the Board of Directors of the Company recommends that you vote 1 YEAR on Proposal Number Four. Please contact Frank Hughes at (423-385-3009) Investor Relations if you have any questions or concerns. We appreciate your attention to this matter.
Thank You,

William Y. Carroll, Jr.
President & Chief Executive Officer
This supplemental information to the Proxy Statement is first being released to shareholders on or about April 25, 2022, and should be read together with the Proxy Statement. Except as specifically supplemented by the information contained in this supplemental information, all information set forth in the Proxy Statement remains accurate and should be considered when voting your shares. The Proxy Statement and other documents filed by the Company with the SEC may be obtained free of charge at www.sec.gov and from the Company's website at www.smartfinancialinc.com.